Investor Relations Contact:
David J. Rodgers, Senior VP and Chief Financial Officer
(414) 259-5333

BRIGGS & STRATTON CORPORATION REPORTS RESULTS
FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL 2014

MILWAUKEE, April 24, 2014/PRNewswire/ -- Briggs & Stratton Corporation (NYSE:BGG) today announced financial results for its third fiscal quarter ended March 30, 2014.

Highlights:

•	Third quarter fiscal 2014 consolidated net sales were $628.4 million, a decrease of $8.9 million or 1.4% from the prior year.

•
Third quarter 2014 consolidated adjusted net income excluding restructuring actions was $38.7 million, or $5.2 million lower than the adjusted net income of $43.9 million in the third quarter of fiscal 2013.

•
Reduced shipments of generators led to a decrease in net sales and diluted earnings per share by an estimated $25 million and $0.06, respectively, in the third fiscal quarter compared to last year which benefitted from replenishment following Hurricane Sandy.

•	Third quarter cash flows from operations improved over $30 million from the prior year; last twelve month cash flows from operations total $221 million.

•	Fiscal 2014 third quarter net debt decreased $122 million from the third quarter of fiscal 2013.

“During our third quarter, we saw increases in shipments of engines for lawn and garden equipment in the U.S. despite below average temperatures and a slow start to the spring retail season this year,” commented Todd J. Teske, Chairman, President and Chief Executive Officer of Briggs & Stratton Corporation. “Our U.S. shipments of large engines increased in excess of 10% in the quarter reflecting our gains in retail placement. Higher U.S. lawn & garden engine shipments were offset by reduced engines shipped for generators compared with last year when we were replenishing generator inventories following Hurricane Sandy,” continued Teske. “Shipments of lawn & garden products in the quarter decreased in line with industry trends given the slow start to the spring season.”

“We are pleased with the responses so far to our new product introductions this year. Orders for our innovative new engine technologies, including our Quiet Power Technology™, 810CC Commercial Series™ engine and our Mow-n-Stow™ engine have exceeded our pre-season expectations and we are looking forward to additional consumer response this summer. Also, our Powerflow + Technology™ introduction is showing early success.”

Teske further stated, “Cash flows from operations continue to be strong due to continued operational focus on reducing our investment in working capital. Last twelve months cash flows from operations are in excess of $220 million and reflect lower inventories of $68 million despite holding higher inventories of portable generators in the current year.”

“We believe that the colder than normal temperatures have delayed retail sales of equipment by approximately 3-4 weeks and perhaps longer as we have not yet seen the weather break across the United States. Weather in Europe has been favorable to date. Moving forward this spring, we continue to focus on successfully launching our new and innovative products, closely managing working capital, optimizing the SKUs in our product portfolio and improving our operations to improve our overall margins in both the engines and products businesses,” Teske stated.

Consolidated Results:

Consolidated net sales for the third quarter of fiscal 2014 were $628.4 million, a decrease of $8.9 million or 1.4% from the third quarter of fiscal 2013, due to lower sales of generators and the engines that power them. The quarterly impact of lower replenishment following fewer weather related events creating demand for generators and the related engines was an estimated sales decrease of $25 million. This decrease was partially offset by higher sales of engines used on U.S. lawn and garden equipment and increased snow thrower sales due to higher snowfall amounts in North America this winter. The fiscal 2014 third quarter consolidated net income, which includes restructuring actions, was $39.2 million or $0.82 per diluted share. The third quarter of fiscal 2013 consolidated net income, which includes restructuring charges, was $38.5 million or $0.78 per diluted share. The estimated impact of the reduced storm replenishment generator and related engine sales in the quarter was $0.06 per diluted share compared with last year’s third fiscal quarter.

Consolidated net sales for the first nine months of fiscal 2014 were $1.36 billion, a decrease of $23.0 million or 1.7% from the first nine months of fiscal 2013, due to lower sales of generators and the engines that power them. The impact of fewer weather related events creating demand for generators and the related engines was an estimated sales decrease of $90 million. This decrease was partially offset by higher sales of engines used on U.S. lawn and garden equipment, increased sales of pressure washers and sales from Branco, which was acquired mid-year in fiscal 2013. The fiscal 2014 nine months consolidated net income, which includes restructuring actions, was $20.5 million or $0.43 per diluted share. The first nine months of fiscal 2013 consolidated net income, which includes restructuring charges, was $21.4 million or $0.44 per diluted share. The estimated impact of the reduced storm generator and related engine sales in the first nine months of fiscal 2014 was $0.20 per diluted share compared with last year’s first nine months which included the benefit of Hurricanes Isaac and Sandy.

Non-GAAP Financial Measures

This release refers to non-GAAP financial measures including “adjusted gross profit”, “adjusted income from operations”, and “adjusted net income”. Refer to the accompanying financial schedules for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to certain GAAP financial measures.

Engines Segment:

	Three Months Ended Fiscal March		Nine Months Ended Fiscal March
(In Thousands)	2014	2013	2013	2012
Engines Net Sales	$452,359	$451,921	$901,858	$890,631

Engines Gross Profit as Reported	$107,930	$100,981	$187,423	$181,980
Restructuring Charges	(774)	5,409	2,622	7,346
Adjusted Engines Gross Profit	$107,156	$106,390	$190,045	$189,326

Engines Gross Profit % as Reported	23.9%	22.3%	20.8%	20.4%
Adjusted Engines Gross Profit %	23.7%	23.5%	21.1%	21.3%

Engines Income from Operations as Reported	$60,345	$57,058	$50,528	$48,574
Restructuring Charges	(774)	5,409	3,047	10,781
Adjusted Engines Income from Operations	$59,571	$62,467	$53,575	$59,355

Engines Income from Operations % as Reported	13.3%	12.6%	5.6%	5.5%
Adjusted Engines Income from Operations %	13.2%	13.8%	5.9%	6.7%

Engines segment net sales of $452 million in the third fiscal quarter were essentially unchanged from the prior year. Total engine volumes shipped in the quarter were approximately the same between years at 3.2 million units. Net sales increased on higher sales of engines used on lawn and garden equipment for the North American market, partially offset by lower sales of engines used in generators and for products in Latin America and Australia. New innovations, including Quiet Power Technology™ (“QPT™”), Mow-and-Stow™ and Ready Start® for Ride product launches, have been introduced to the market for the spring selling season.

Engines segment adjusted income from operations in the third fiscal quarter was $59.6 million, a decrease of $2.9 million from the prior year. Engines adjusted gross profit margins improved in total by approximately 20 basis points due to improved product sales mix of larger engines and an absorption benefit of approximately 30 basis points on 4% higher production in the quarter compared to last year. Partially offsetting these improvements were higher manufacturing and shipping costs in the quarter. Engineering, selling, general and administrative increased $3.7 million due to increased compensation expense and higher sales and marketing expenses in our international regions.

Products Segment:

	Three Months Ended Fiscal March		Nine Months Ended Fiscal March
(In Thousands)	2014	2013	2014	2013
Products Net Sales	$205,160	$231,532	$529,724	$602,323

Products Gross Profit as Reported	$22,365	$26,546	$62,149	$63,798
Restructuring Charges	—	1,236	2,082	7,624
Adjusted Products Gross Profit	$22,365	$27,782	$64,231	$71,422

Products Gross Profit % as Reported	10.9%	11.5%	11.7%	10.6%
Adjusted Products Gross Profit %	10.9%	12.0%	12.1%	11.9%

Products Income (Loss) from Operations as Reported	$(4,913)	$(199)	$(16,783)	$(11,787)
Restructuring Charges	—	1,236	2,082	7,624
Adjusted Products Income (Loss) from Operations	$(4,913)	$1,037	$(14,701)	$(4,163)

Products Income (Loss) from Operations % as Reported	(2.4)%	(0.1)%	(3.2)%	(2.0)%
Adjusted Products Income (Loss) from Operations %	(2.4)%	0.4%	(2.8)%	(0.7)%

Products segment net sales of $205.2 million in the third fiscal quarter decreased by $26.4 million or 11% from the prior year. This decrease was due to lower sales of generators as a result of fewer weather related events during fiscal 2014, decreased sales of lawn and garden equipment due to exiting sales of lawn and garden equipment to mass retailers and a delay in the selling season, and unfavorable foreign exchange related to the devaluation of the Australian Dollar and Brazilian Real. Partially offsetting these decreases were higher net sales of snow throwers and related service parts due to higher snowfall amounts in North America this winter. New innovations, including Powerflow + Technology™ for pressure washers, have been introduced to the market for the spring selling season and are contributing to higher pressure washer sales compared with last year at improved margins.

Products segment adjusted loss from operations in the third fiscal quarter was $4.9 million, a change of $6.0 million from the prior year adjusted income from operations. Products adjusted gross profit margins decreased in total by 110 basis points due to an unfavorable foreign exchange impact of approximately 130 basis points and a 6.5% reduction in manufacturing throughput that led to an unfavorable absorption impact of approximately 70 basis points. Partially offsetting this reduction were improvements of 50 basis points due to increased manufacturing efficiencies, including incremental restructuring savings and improved product sales mix through the U.S. dealer channel. Engineering, selling, general and administrative increased $0.5 million due to increased compensation expense and higher advertising related to new product launches.

Corporate Items:

Interest expense for the third quarter and first nine months of fiscal 2014 was comparable to the same periods a year ago.

The effective tax rate for the third quarter of fiscal 2014 was 26.1% compared to 27.6% for the same respective period of fiscal 2013. The tax rate for the third quarter of fiscal 2014 included a taxpayer election which provided the Company a $2.9 million tax benefit that was previously unavailable, as well as a benefit of $0.7 million from income related to foreign operations subject to different statutory tax rates. The tax rate for the third quarter of fiscal 2013 included benefits for the reenactment of the U.S. federal research and development and other credits in the amount of $1.0 million, foreign tax credits in the amount of $0.5 million, and $1.7 million from income related to foreign operations subject to different statutory rates.

Financial Position:

Net debt at March 30, 2014 was $117.8 million (total debt of $225.0 million less $107.2 million of cash), or $122.1 million lower than the $239.9 million (total debt of $262.5 million less $22.6 million of cash) at March 31, 2013. Cash flows used in operating activities for the first nine months of fiscal 2014 were $14.0 million compared to $73.8 million in fiscal 2013. The improvement in operating cash flows was primarily related to changes in working capital needs in fiscal 2014 associated with improvements in managing outstanding accounts receivable and reducing required inventory levels. In addition, no contributions to the pension plan were made in fiscal 2014 compared to $29.4 million in the first nine months of fiscal 2013.

Restructuring:

The previously announced restructuring actions are nearing their conclusion as planned. The restructuring actions for the third quarter resulted in pre-tax income of $0.8 million related to the reduction of an estimated reserve related to plant closure costs. Net pre-tax restructuring costs for the first nine months of fiscal 2014 were $5.1 million; the cost estimates for fiscal 2014 remain unchanged at $6 million to $8 million. Incremental pre-tax restructuring savings for the first nine months of fiscal 2014 were $1.8 million; the incremental savings estimate for fiscal 2014 also remains unchanged at $2 million to $4 million.

Share Repurchase Program:

On August 8, 2012, the Board of Directors of the Company authorized up to $50 million in funds associated with the common share repurchase program with an expiration date of June 30, 2014. On January 22, 2014, the Board of Directors of the Company authorized up to an additional $50 million in funds for use in the Company’s common share repurchase program with an extension of the expiration date to June 30, 2016. The common share repurchase program authorizes the purchase of shares of the Company's common stock on the open market or in private transactions from time to time, depending on market conditions and certain governing loan covenants. During the first nine months of fiscal 2014, the Company repurchased 1,479,626 shares on the open market at an average price of $20.32 per share.

Outlook:

Due to the slow start to the spring lawn and garden selling season in North America following an unusually cold winter season, we are revising our fiscal 2014 net income projections to be in the range of $43 million to $50 million or $0.88 to $1.04 per diluted share. These net income projections exclude the impact of any additional share repurchases and costs related to our announced restructuring actions. Our market projections for the U.S. market remain at 4-6% higher than last year’s season. The lower end of our range contemplates a later start to the spring lawn and garden selling season in the U.S., which could potentially have the impact of extending the season past the end of our fiscal year end and into our fiscal 2015. The higher side of our guidance contemplates a U.S. market higher than 6% for the season assuming that we capture these sales in our fiscal fourth quarter. Our fiscal 2014 consolidated net sales are projected to be in a range of $1.88 billion to $1.92 billion. Excluding the impact of restructuring charges, operating income margins are estimated to be in a range of 3.8% to 4.2% and interest expense and other income are forecasted to be approximately $18 million and $7 million, respectively. Excluding the impact of restructuring charges, the effective tax rate for the year is anticipated to be in a range of 28% to 29%. We anticipate capital expenditures for the year to be approximately $45 million to $50 million.

Conference Call Information:

The Company will host a conference call tomorrow at 8:30 AM (ET) to review this information. A live webcast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 804-3545. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1623907.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions; the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world’s largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiaries include North America’s number one marketer of portable generators and pressure washers, and it is a leading designer, manufacturer and marketer of lawn and garden and turf care through its Simplicity®, Snapper®, SnapperPro® Ferris®, Murray®, Branco® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents. For additional information, please visit www.basco.com and www.briggsandstratton.com.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Fiscal Periods Ended March
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal March		Nine Months Ended Fiscal March
	2014	2013	2014	2013
NET SALES	$628,403	$637,259	$1,362,299	$1,385,345
COST OF GOODS SOLD	498,927	503,826	1,106,148	1,122,804
RESTRUCTURING CHARGES	(774)	6,645	4,704	14,970
Gross Profit	130,250	126,788	251,447	247,571

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	74,863	70,668	215,402	205,556
RESTRUCTURING CHARGES	—	—	425	3,435
Income from Operations	55,387	56,120	35,620	38,580

INTEREST EXPENSE	(4,720)	(4,717)	(13,823)	(13,802)
OTHER INCOME	2,295	1,806	6,138	4,660
Income before Income Taxes	52,962	53,209	27,935	29,438

PROVISION FOR INCOME TAXES	13,809	14,693	7,429	8,084
Net Income	$39,153	$38,516	$20,506	$21,354

EARNINGS PER SHARE
Basic	$0.82	$0.79	$0.43	$0.44
Diluted	0.82	0.78	0.43	0.44

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	46,129	47,336	46,549	47,126
Diluted	46,245	47,709	46,615	47,291

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of Fiscal March
(In Thousands)
(Unaudited)

CURRENT ASSETS:	2014	2013
Cash and Cash Equivalents	$107,238	$22,568
Accounts Receivable, Net	338,834	403,320
Inventories	395,304	463,448
Deferred Income Tax Asset	46,697	46,212
Assets Held For Sale	—	5,347
Prepaid Expenses and Other Current Assets	24,579	19,799
Total Current Assets	912,652	960,694

OTHER ASSETS:
Goodwill	147,055	220,817
Investments	25,382	19,891
Debt Issuance Costs	4,916	4,957
Other Intangible Assets, Net	85,728	110,006
Deferred Income Tax Asset	27,432	60,504
Other Long-Term Assets, Net	14,141	9,085
Total Other Assets	304,654	425,260

PLANT AND EQUIPMENT:
At Cost	1,018,796	1,012,622
Less - Accumulated Depreciation	740,708	729,933
Plant and Equipment, Net	278,088	282,689
	$1,495,394	$1,668,643

CURRENT LIABILITIES:
Accounts Payable	$186,652	$182,287
Short-Term Debt	—	2,100
Accrued Liabilities	153,284	170,175
Total Current Liabilities	339,936	354,562

OTHER LIABILITIES:
Accrued Pension Cost	138,242	232,869
Accrued Employee Benefits	23,616	23,494
Accrued Postretirement Health Care Obligation	64,546	84,843
Other Long-Term Liabilities	38,385	30,352
Long-Term Debt	225,000	260,350
Total Other Liabilities	489,789	631,908

SHAREHOLDERS' INVESTMENT:
Common Stock	579	579
Additional Paid-In Capital	77,234	77,757
Retained Earnings	1,046,307	1,103,807
Accumulated Other Comprehensive Loss	(210,352)	(279,081)
Treasury Stock, at Cost	(248,099)	(220,889)
Total Shareholders' Investment	665,669	682,173
	$1,495,394	$1,668,643

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended Fiscal March
CASH FLOWS FROM OPERATING ACTIVITIES:	2014	2013
Net Income	$20,506	$21,354
Adjustments to Reconcile Net Income to Net Cash Used in Operating Activities:
Depreciation and Amortization	38,333	41,234
Stock Compensation Expense	5,822	5,244
Loss on Disposition of Plant and Equipment	462	293
Credit for Deferred Income Taxes	(8,705)	(16,866)
Earnings of Unconsolidated Affiliates	(4,277)	(3,011)
Dividends Received from Unconsolidated Affiliates	4,069	4,636
Pension Cash Contributions	—	(29,363)
Non-Cash Restructuring Charges	3,386	11,930
Changes in Operating Assets and Liabilities:
Accounts Receivable	(147,738)	(167,435)
Inventories	11,713	(19,873)
Other Current Assets	(9,083)	10,571
Accounts Payable, Accrued Liabilities and Income Taxes	76,335	70,273
Other, Net	(4,856)	(2,766)
Net Cash Used in Operating Activities	(14,033)	(73,779)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(29,471)	(26,301)
Cash Paid for Acquisitions, Net of Cash Acquired	—	(59,627)
Proceeds Received on Disposition of Plant and Equipment	109	6,705
Net Cash Used in Investing Activities	(29,362)	(79,223)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Revolver	—	35,350
Repayments of Short-Term Debt	(300)	(900)
Debt Issuance Costs	(949)	—
Stock Option Exercise Proceeds and Tax Benefits	4,361	19,613
Cash Dividends Paid	(11,387)	(11,499)
Treasury Stock Purchases	(30,066)	(23,057)
Net Cash Provided by (Used in) Financing Activities	(38,341)	19,507

EFFECT OF EXCHANGE RATE CHANGES	529	(12)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(81,207)	(133,507)
CASH AND CASH EQUIVALENTS, Beginning	188,445	156,075
CASH AND CASH EQUIVALENTS, Ending	$107,238	$22,568

Non-GAAP Financial Measures
Briggs & Stratton prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measure. Management's inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Briggs & Stratton Corporation management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our business trends and to understand our performance. In addition, we may utilize non-GAAP financial measures as a guide in our forecasting, budgeting and long-term planning process. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. The following table is a reconciliation of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Fiscal Periods Ended March
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal March
	2014 Reported	Adjustments(1)	2014 Adjusted(2)	2013 Reported	Adjustments(1)	2013 Adjusted(2)
NET SALES:
Engines	$452,359	$—	$452,359	$451,921	$—	$451,921
Products	205,160	—	205,160	231,532	—	231,532
Inter-Segment Eliminations	(29,116)	—	(29,116)	(46,194)	—	(46,194)
Total	$628,403	$—	$628,403	$637,259	$—	$637,259
GROSS PROFIT:
Engines	$107,930	$(774)	$107,156	$100,981	$5,409	$106,390
Products	22,365	—	22,365	26,546	1,236	27,782
Inter-Segment Eliminations	(45)	—	(45)	(739)	—	(739)
Total	$130,250	$(774)	$129,476	$126,788	$6,645	$133,433
INCOME (LOSS) FROM OPERATIONS:
Engines	$60,345	$(774)	$59,571	$57,058	$5,409	$62,467
Products	(4,913)	—	(4,913)	(199)	1,236	1,037
Inter-Segment Eliminations	(45)	—	(45)	(739)	—	(739)
Total	$55,387	$(774)	$54,613	$56,120	$6,645	$62,765
INTEREST EXPENSE	(4,720)	—	(4,720)	(4,717)	—	(4,717)
OTHER INCOME	2,295	—	2,295	1,806	—	1,806
Income Before Income Taxes	52,962	(774)	52,188	53,209	6,645	59,854
PROVISION FOR INCOME TAXES	13,809	(271)	13,538	14,693	1,276	15,969
Net income	$39,153	$(503)	$38,650	$38,516	$5,369	$43,885

EARNINGS PER SHARE
Basic	$0.82	$(0.01)	$0.81	$0.79	$0.11	$0.90
Diluted	0.82	(0.01)	0.81	0.78	0.11	0.89
(1) For the third quarter of fiscal 2014, includes restructuring income of $774 net of $271 of taxes. For the third quarter of fiscal 2013, includes restructuring charges of $6,645 net of $1,276 of taxes.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Fiscal Periods Ended March
(In Thousands, except per share data)
(Unaudited)

	Nine Months Ended Fiscal March
	2014 Reported	Adjustments(1)	2014 Adjusted(2)	2013 Reported	Adjustments(1)	2013 Adjusted(2)
NET SALES:
Engines	$901,858	$—	$901,858	$890,631	$—	$890,631
Products	529,724	—	529,724	602,323	—	602,323
Inter-Segment Eliminations	(69,283)	—	(69,283)	(107,609)	—	(107,609)
Total	$1,362,299	$—	$1,362,299	$1,385,345	$—	$1,385,345
GROSS PROFIT:
Engines	$187,423	$2,622	$190,045	$181,980	$7,346	$189,326
Products	62,149	2,082	64,231	63,798	7,624	71,422
Inter-Segment Eliminations	1,875	—	1,875	1,793	—	1,793
Total	$251,447	$4,704	$256,151	$247,571	$14,970	$262,541
INCOME (LOSS) FROM OPERATIONS:
Engines	$50,528	$3,047	$53,575	$48,574	$10,781	$59,355
Products	(16,783)	2,082	(14,701)	(11,787)	7,624	(4,163)
Inter-Segment Eliminations	1,875	—	1,875	1,793	—	1,793
Total	$35,620	$5,129	$40,749	$38,580	$18,405	$56,985
INTEREST EXPENSE	(13,823)	—	(13,823)	(13,802)	—	(13,802)
OTHER INCOME	6,138	—	6,138	4,660	—	4,660
Income Before Income Taxes	27,935	5,129	33,064	29,438	18,405	47,843
PROVISION FOR INCOME TAXES	7,429	1,186	8,615	8,084	5,392	13,476
Net income	$20,506	$3,943	$24,449	$21,354	$13,013	$34,367

EARNINGS PER SHARE
Basic	$0.43	$0.08	$0.51	$0.44	$0.28	$0.72
Diluted	0.43	0.08	0.51	0.44	0.27	0.71
(1) For the first nine months of fiscal 2014, includes restructuring charges of $5,129 net of $1,186 of taxes. For the first nine months of fiscal 2013, includes restructuring charges of $18,405 net of $5,392 of taxes.